Exhibit 99.1

Cytec Industries Inc.

Five Garret Mountain Plaza

Woodland Park, New Jersey 07424

www.cytec.com

Contact:

Jodi Allen (Investor Relations)

(973) 357-3283

Release Date: Immediate

Cytec Announces Fourth Quarter 2011 Results

As-Adjusted Fourth Quarter EPS of $0.86; Up 25% From Fourth Quarter 2010

As-Adjusted Full Year EPS of $3.66, Up 22% From Full Year 2010

Retains Financial Advisor to Analyze Separation of Entire Coating Resins Business

Woodland Park, New Jersey, January 31, 2012 — Cytec Industries Inc. (NYSE: CYT) announced today net earnings for the fourth quarter 2011 of $41.6 million or $0.88 per diluted share on net sales of $731 million. Included in the quarter are several special items that total $1.3 million of net income after-tax or $0.02 per diluted share and are outlined further in this release. Excluding these special items, net earnings were $40.3 million or $0.86 per diluted share.

Net earnings for the fourth quarter 2010 were $48.0 million or $0.95 per diluted share on net sales of $700 million. Earnings from continuing operations attributable to Cytec were $40.7 million or $0.81 per diluted share. Earnings from discontinued operations were $7.3 million or $0.14 per diluted share. Included in the quarter were several special items that totaled $6.1 million of net income after-tax or $0.12 per diluted share. Excluding the special items and earnings from discontinued operations, net earnings from continuing operations attributable to Cytec were $34.6 million or $0.69 per diluted share.

Shane Fleming, Chairman, President and Chief Executive Officer commented, “We are pleased with our fourth quarter results. In particular, the Engineered Materials and In Process Separation segments delivered excellent volume growth driven by strong demand for our advanced technologies. In addition, our disciplined approach to pricing further improved profitability in these growth platforms while partially mitigating the softness in industrial market demand experienced by our Coating Resins and Additive Technologies segments. Overall, we continue to make good progress leveraging sales growth into stronger earnings and cash flow for the company.”

Cytec In Process Separation sales increased by 10% to $90 million; operating earnings increased to $20.4 million.

In Process Separation selling volumes were up by 3% versus the fourth quarter 2010 driven by commercialization of our new technologies across all of the product lines and solid underlying demand in our key alumina and copper markets. Sales were further supported by selling price increases of 7%.

Operating earnings of $20.4 million were higher versus operating earnings of $13.3 million in the prior year quarter, mainly as a result of higher selling volumes and prices. These positive impacts were partially offset by higher raw material costs of $1.2 million.

Cytec Engineered Materials sales increased by 16% to $239 million; operating earnings increased to $41.6 million.

In Cytec Engineered Materials, selling volumes increased by 11% compared to the prior year period, primarily due to higher build rates in the large commercial transport sector, including supply to new programs and ramp-ups to support build rate increases. The Rotorcraft market was also higher, driven by higher build rates in both the civil and military sectors. Selling prices increased sales by 5%. This includes approximately $2.7 million of price that consists mainly of retroactive price adjustments.

Operating earnings of $41.6 million were up versus $28.2 million in the fourth quarter of 2010, mainly as a result of higher selling volumes, increased production levels, and higher selling prices. These benefits were partially offset by increased raw material costs of $7.9 and higher manufacturing and operating expenses as a result of the increased spending in growth programs to meet the current and future demand levels.

Cytec Additive Technologies sales increased 1% to $65 million; operating earnings decreased to $7.1 million.

In Additive Technologies, selling volumes were down by 6% versus the fourth quarter 2010 due to soft demand in Europe and Asia Pacific, reflecting a general slowdown in our industrial markets as well as the expected short-term issue of product availability in our polymer additives product line. Selling prices increased sales by 7%.

Operating earnings of $7.1 million were down compared to $8.8 million in the fourth quarter of 2010 mainly as a result of lower selling volumes and production levels. These unfavorable impacts were partially offset by higher selling prices, which more than covered the impact of higher raw material costs of $1.9 million.

Cytec Coating Resins sales decreased 3% to $337 million; operating earnings decreased to $0.1 million.

In Coating Resins, overall selling volumes decreased 11% versus the fourth quarter 2010 as we experienced weak market demand across all of our product lines, particularly in Europe and Asia Pacific, in addition to the volume decline associated with normal seasonality in the fourth quarter as customers manage inventories. We were able to sustain our good pricing discipline in the quarter, with selling prices increasing sales by 8%.

Operating earnings of $0.1 million were down versus $3.9 million in the fourth quarter of 2010. Higher selling prices of $27.3 million more than offset higher raw material costs of $22.3 million. This net benefit was more than offset by the impact of lower selling volumes.

Discontinued Operations

Net earnings for the fourth quarter of 2010 includes earnings from discontinued operations, net of tax, of $7.3 million associated with the former Building Block Chemicals Segment, which was divested in the first quarter of 2011.

Special Items

In the fourth quarter of 2011 a number of special items were recorded that resulted in net pre-tax benefit of $1.7 million ($1.3 million net benefit on an after-tax basis or $0.02 per diluted share) as follows:

•	Included in various manufacturing and operating expenses are pre-tax net restructuring charges of $0.7 million ($0.4 million after-tax or $0.01 per diluted share).

•

Included in Manufacturing cost of sales and Other income/(expense) is a net pre-tax benefit of $3.1 million ($2.1 million after-tax or $0.04 per diluted share) mostly related to a favorable adjustment to an environmental liability at one of our European facilities reflecting an alternate remediation approach.

•

Included in Research and process development is pre-tax incremental accelerated depreciation of $0.7 million ($0.4 million after-tax or $0.01 per diluted share) related to the sale-leaseback agreement of our research and development facility in Stamford, Connecticut, which was signed in the third quarter of 2011.

For comparative purposes, in the fourth quarter of 2010 a number of special items were recorded that resulted in net pre-tax charges of $5.8 million ($6.1 million net income on an after-tax basis or $0.12 per diluted share) as follows:

•	Included in manufacturing and operating expenses are pre-tax net restructuring charges of $1.1 million ($0.7 million after-tax or $0.01 per diluted share).

•

Included in Other Income/Expense is a pre-tax charge of $4.7 million ($2.9 million after-tax or $0.06 per diluted share) related to an increase in environmental liabilities at two inactive locations for a change in estimate for operating and maintenance costs.

•	Included in income tax expense is a benefit of $9.7 million or $0.19 per diluted share related to the reversal of deferred tax valuation allowances in two international entities.

Income Tax Expense

Income tax expense related to continuing operations for the fourth quarter of 2011 was $13.7 million, compared with a tax benefit of $7.0 million in the fourth quarter of 2010. The provision for the fourth quarter of 2011 includes a tax benefit of $0.7 million primarily attributable to the re-measurement of our deferred tax position related to changes in tax rates enacted in the fourth quarter for several international jurisdictions. Excluding the impact from the aforementioned discrete tax benefit and the special items previously noted, the overall underlying annual tax rate for 2011 was 30.5% which was consistent with full year 2010.

Cash Flow

David Drillock, Vice President and Chief Financial Officer commented, “Operating cash flows from continuing operations were $131 million for the fourth quarter 2011. During the quarter our average net working capital days were down to 66 compared to 71 days during the third quarter of 2011. Accounts receivable days outstanding were down two to 49 days and inventory days improved by six days to 68, all reflecting the sustainability of our ongoing focus in working capital management. Accounts payable days were down four to 51 days primarily due to the lower production levels and raw material purchases in the Coating Resins segment.”

“Capital spending for the quarter was $39 million with approximately 35% of the spending attributable to Engineered Materials, and 65% to Specialty Chemical segments. Capital spending for the full year 2011 was $117 million and our expectation for capital spending for the full year 2012 is to be in a range of $200 million to $250 million with all of the increase related to manufacturing capacity expansions in the Engineered Materials and In Process Separation segments.”

During the quarter 1,450,000 shares of Cytec common stock were purchased for $65 million. Year to date repurchases were 4,280,000 shares for $196 million. As of December 31, 2011, approximately $198 million is available on the $200 million authorization announced on December 8, 2011.

Coating Resins Update

The Company also announced that it has retained J.P. Morgan to assist in an analysis of alternatives available to Cytec to effect a separation of its entire Coating Resins business. Cytec’s intention to review all options for the Coatings Resins business was previously disclosed on the Company’s third quarter 2011 earnings conference call. The Company expects to complete its review and make a decision regarding the separation of the Coating Resins business no later than the second quarter of 2012.

Mr. Fleming commented, “Our first priority is to continue to deliver quality products and services to our customers. We have made great progress strengthening our product development pipeline in our specialty resin product lines and will continue to penetrate the market with our advanced technology solutions. We are committed to maximizing the value of the Coating Resins business. The decision to explore separation options for the entire business is consistent with our strategy of focusing on our remaining profitable and growing segments.”

2012 Outlook

Mr. Fleming continued, “Looking ahead, we see overall growth in the global economy to be modest for 2012. Europe’s sovereign debt issues continue to cloud the region and the rest of the world. We are also faced with policy uncertainties and slow growth within North America. We continue to expect expansion in emerging market economies, albeit at a slower pace.”

“We are committed to being as transparent as possible and will be providing a detailed overview of our 2012 revenue and operating earnings growth targets. However, in light of the ongoing evaluation of separation alternatives for the Coating Resins segment, we will not be providing full year EPS guidance at this time.”

“At a high level, I expect 2012 to be another year of excellent growth in our Engineered Materials and In Process Separation segments, with continued improvement in our Additive Technologies segment. We will continue to execute our strategy and remain excited about the growth opportunities in these segments.

“The In Process Separation segment continues to enjoy strong demand in the base metal markets, and we have been successfully commercializing our new technologies at both new and existing customers. The outlook for our specialty phosphine products is also encouraging as we continue to win new customers and experience robust demand with these unique products. We expect this positive trend to continue, and we remain focused on introducing new technologies to solve complex challenges in the industry. We continue to evaluate new opportunities in adjacent markets and leverage our leadership position to expand existing products into new geographies. These plans are expected to drive revenue growth of approximately 10% in 2012; our goal is to maintain similar operating margins in the segment as our record 2011 earnings.”

“In Engineered Materials, we are seeing continued momentum and sustained growth in the global aerospace market as evidenced by the backlog of large commercial aircraft orders. Production for the new programs such as the Boeing 787 is ramping-up and we are planning for steady demand from the business jets and rotorcraft sector. Demand visibility remains good for this business and we are forecasting revenue growth in 2012 of at least 10% above full year 2011. We are also making good progress with our pricing initiatives and this, together with volume growth and leverage, is expected to lead to a 1 to 2% improvement in operating margins versus full year 2011.”

“In Additive Technologies, we have nearly completed our planned manufacturing expansions which will allow volume growth across several product lines. We anticipate slow growth to start 2012, particularly in Europe given the current macroeconomic environment. However, overall global demand is expected to remain strong for the year and we are excited about the growth potential of our specialty products in this segment. We estimate revenue growth in the range of 5 to 8% based on increased selling volumes of higher value-added products. The expected improvements in selling volumes and mix, coupled with higher production levels, lead us to believe that we can slightly expand operating margins in this segment.”

“For Corporate and Unallocated expenses, we are expecting slightly higher expenses for 2012 as compared to 2011. This does not include additional costs related to consultants and advisors to assist us in evaluating our strategic options for the Coating Resins segment, although we will report on these expenses quarterly. Other Expense and Interest Expense, net, should be at a similar level to 2011. The forecast for the underlying annual tax rate for ongoing operations is expected to be in a range of 31% to 33%.”

Mr. Fleming concluded, “We closed the year with a strong performance despite the challenging market environment. Our continued improvements in 2011 are a result of our focused strategy, execution, and the unwavering commitment of the people of Cytec. Although uncertainties persist in the macro environment, we look forward to a continuation of profitable growth driven by expanded opportunities for our product and applications technologies which will lead to improved returns for our shareholders.”

Full Year Results

Net earnings for full year ended December 31, 2011 were $207.8 million or $4.24 per diluted share on sales of $3,073 million. Earnings from continuing operations attributable to Cytec were $165.3 million or $3.37 per diluted share. Earnings from discontinued operations were $42.5 million or $0.87 per diluted share including gain on sale of discontinued operations, net of tax, of $34.6 million or $0.71 per diluted share.

For the full year ended December 31, 2011, a number of special items (all from continuing operations) were recorded that resulted in a net pre-tax charge of $20.2 million ($13.9 million net charge on an after-tax basis or $0.29 per diluted share) as follows:

•	Included in manufacturing and operating expenses are pre-tax net restructuring charges of $21.5 million ($14.9 million after-tax or $0.30 per diluted share) primarily related to Coating Resins.

•

Included in Gain on sale of assets is a pre-tax gain of $3.3 million ($2.1 million after-tax or $0.04 per diluted share) related to a sale of land at our manufacturing site in Colombia which was shutdown in the second half of 2009.

•

Included in Research and process development is pre-tax incremental accelerated depreciation of $0.7 million ($0.4 million after-tax or $0.01 per diluted share) related to the sale-leaseback agreement of our research and development facility in Stamford, Connecticut, which was transacted in the third quarter of 2011.

•

Included in Manufacturing cost of sales and Other income/(expense) is a net pre-tax charge of $1.3 million ($0.7 million after-tax or $0.01 per diluted share) related to a favorable adjustment to the environmental liability at one of our European facilities reflecting an alternate remediation approach, which was more than offset by unfavorable adjustments in environmental liabilities at several other sites for changes in estimates for operating and maintenance costs.

Excluding these items and earnings from discontinued operations, net earnings from continuing operations attributable to Cytec were $179.2 million or $3.66 per diluted share for full year ended December 31, 2011.

Net earnings for the full year ended December 31, 2010 were $172.3 million or $3.46 per diluted share on sales of $2,748 million. Earnings from continuing operations attributable to Cytec were

$142.0 million or $2.85 per diluted share.

For full year ended December 31, 2010, a number of special items (all from continuing operations) were recorded that resulted in a net pre-tax charge of $13.4 million ($7.1 million net charge on an after-tax basis or $0.14 per diluted share) as follows:

•	Pre-tax net restructuring charges of $8.8 million ($5.6 million after-tax or $0.11 per diluted share).

•	A charge of $8.3 million or $0.16 per diluted share related to the impact of Health Care Legislation on tax expense.

•

A pre-tax charge of $4.7 million ($2.9 million after-tax or $0.06 per diluted share) related to an increase in environmental liabilities at two inactive locations for a change in estimate for operating and maintenance costs.

•	A benefit of $9.7 million or $0.19 per diluted share related to the reversal of deferred tax valuation allowances in two international entities.

Excluding these items and earnings from discontinued operations, net earnings from continuing operations attributable to Cytec were $149.1 million or $2.99 per diluted share for full year ended December 31, 2010.

Investor Conference Call to be Held on February 1, 2012 at 11:00am ET

Cytec will host their fourth quarter earnings release conference call on February 1, 2012 at 11:00am ET. The conference call will also be simultaneously webcast for all investors from Cytec’s website. Select the Investor Relations page to access the live webcast.

Use of Non-GAAP Measures

Management believes that net earnings excluding special items and diluted earnings per share excluding special items, which are non-GAAP measurements, are meaningful to investors because they provide a view of the Company with respect to ongoing operating results. Special items represent significant charges or credits that are important to an understanding of the Company’s overall operating results in the period presented. Such non-GAAP measurements are not recognized in accordance with generally accepted accounting principles (GAAP) and should not be viewed as an alternative to GAAP measures of performance. A reconciliation of GAAP to non-GAAP measurements can be found at the end of this release.

Forward-Looking and Cautionary Statements

Except for the historical information and discussions contained herein, statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Achieving the results described in these statements involves a number of risks, uncertainties and other factors that could cause actual results to differ materially, as discussed in Cytec’s filings with the Securities and Exchange Commission.

Corporate Profile

Cytec’s vision is to deliver specialty chemical and material technologies beyond our customers’ imagination. Our focus on innovation, advanced technology and application expertise enables us to develop, manufacture and sell products that change the way our customers do business. These pioneering products perform specific and important functions for our customers, enabling them to offer innovative solutions to the industries that they serve. Our products serve a diverse range of end markets including aerospace composites, structural adhesives, automotive and industrial coatings, electronics, inks, mining and plastics.

CYTEC INDUSTRIES INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in millions, except per share amounts)

(Unaudited)

	Three Months Ended		Full Year Ended
	December 31,		December 31,
	2011	2010	2011	2010
Net sales	$730.8	699.6	$3,073.1	2,748.3
Manufacturing cost of sales	549.2	540.1	2,330.5	2,074.0
Selling and technical services	55.7	55.8	224.4	205.4
Research and process development	19.3	18.5	84.6	72.5
Administrative and general	31.7	30.7	125.7	125.4
Amortization of acquisition intangibles	9.5	9.4	38.7	37.1
Gain on sale of assets	—	—	3.3	—

Earnings from operations	65.4	45.1	272.5	233.9
Other expense, net	0.9	1.6	4.5	5.6
Net loss on early extinguishment of debt	—	—	0.3	0.8
Equity in earnings of associated companies	0.2	0.2	1.3	1.0
Interest expense, net	8.4	9.3	35.8	33.2

Earnings from continuing operations before income taxes	56.3	34.4	233.2	195.3
Income tax provision/(benefit)	13.7	(7.0)	64.8	50.5

Earnings from continuing operations	42.6	41.4	168.4	144.8

Earnings from discontinued operations before gain on sale, net of tax	—	7.3	7.9	30.3
Gain on sale of discontinued operations, net of tax	—	—	34.6	—

Earnings from discontinued operations, net of tax	—	7.3	42.5	30.3

Net earnings	42.6	48.7	210.9	175.1
Less: Net earnings attributable to noncontrolling interests	(1.0)	(0.7)	(3.1)	(2.8)

Net earnings attributable to Cytec Industries Inc.	$41.6	$48.0	$207.8	$172.3

Earnings per share attributable to Cytec Industries Inc.
Basic earnings per common share
Continuing operations	$0.89	$0.82	$3.41	$2.88
Discontinued operations	—	0.15	0.88	0.61

	$0.89	$0.97	$4.29	$3.49

Diluted earnings per common share
Continuing operations	$0.88	$0.81	$3.37	$2.85
Discontinued operations	—	0.14	0.87	0.61

	$0.88	$0.95	$4.24	$3.46

Dividends per common share	$0.125	$0.0125	$0.50	$0.05

Shares used in calculating earnings per common share (in 000s)
Basic	46,588	49,624	48,449	49,339
Diluted	47,033	50,242	49,003	49,865

CYTEC INDUSTRIES INC. AND SUBSIDIARIES

CONSOLIDATED NET SALES AND EARNINGS FROM OPERATIONS BY BUSINESS SEGMENT

(Millions of Dollars)

(unaudited)

	Three months ended		Full year ended
	December 31,		December 31,
	2011	2010	2011	2010
Net Sales:
In Process Separation	$89.5	81.1	$339.5	$292.2
Engineered Materials	239.2	205.5	907.8	774.1
Additive Technologies
Sales to external customers	65.2	64.6	276.8	259.4
Intersegment sales	0.1	0.6	0.9	1.1
Coating Resins	336.9	348.4	1,549.0	1,422.6

Net sales from segments	730.9	700.2	3,074.0	2,749.4
Elimination of intersegment revenue	(0.1)	(0.6)	(0.9)	(1.1)

Total consolidated net sales	$730.8	$699.6	$3,073.1	$2,748.3

	Three months ended December 31,				Full year ended December 31,
	2011	% of Sales	2010	% of Sales	2011	% of Sales	2010	% of Sales
Earnings from operations:
In Process Separation	$20.4	23%	$13.3	16%	$69.7	21%	$55.2	19%
Engineered Materials	41.6	17%	28.2	14%	131.7	15%	115.6	15%
Additive Technologies	7.1	11%	8.8	14%	36.7	13%	36.9	14%
Coating Resins	0.1	0%	3.9	1%	65.1	4%	68.2	5%

Earnings from segments	69.2	9%	54.2	8%	303.2	10%	275.9	10%
Corporate and Unallocated, net (1)	(3.8)		(9.1)		(30.7)		(42.0)

Total earnings from operations	$65.4	9%	$45.1	6%	$272.5	9%	$233.9	9%

(1)	For the three and twelve months ended December 31, 2011, Corporate and Unallocated includes pre-tax charges of $0.7 and $21.5, respectively, for various restructuring initiatives primarily related to the Coating Resins segment. Three and twelve months ended December 31, 2011 includes a pre-tax incremental accelerated depreciation of $0.7 related to the sale-leaseback agreement of our research and development facility in Stamford, Connecticut. Three months ended December 31, 2011 also includes a pre-tax benefit of $3.9 primarily related to a favorable adjustment in environmental liability at one of our European facilities reflecting an alternate remediation approach. In addition, the twelve months ended December 31, 2011 includes a $3.3 gain related to a sale of a former manufacturing site.

For the three and twelve months ended December 31, 2010, Corporate and Unallocated includes pre-tax charges of $1.3 and $8.7, respectively, for various restructuring initiatives including consolidation and a closure of manufacturing operations in Europe and the exit of certain phosphorus derivative products at our Mt. Pleasant, TN facility.

Corporate and Unallocated also includes costs previously allocated to the operations of our discontinued Building Blocks Segment of $0.0 and $1.0 for the three and twelve months ended December 31, 2011, respectively, and $1.5 and $6.3 for the three and twelve months ended December 31, 2010, respectively.

CYTEC INDUSTRIES INC. AND SUBSIDIARIES

PERCENT CHANGE IN SALES ANALYSIS BY SEGMENT VERSUS PRIOR YEAR PERIOD

	Three Months Ended December 31, 2011 % Variance Due To			Full Year Ended December 31, 2011 % Variance Due To
Segment	Volume	Price	FX	Volume	Price	FX
In Process Separation	3%	7%	0%	9%	6%	1%
Engineered Materials	11%	5%	0%	13%	3%	1%
Additive Technologies	-6%	7%	0%	-1%	6%	2%
Coating Resins	-11%	8%	0%	-6%	11%	4%
Total Cytec	-2%	6%	0%	2%	8%	2%

CYTEC INDUSTRIES INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in millions, except per share amounts)

(Unaudited)

	December 31,	December 31,
	2011	2010
Assets
Current assets
Cash and cash equivalents	$415.8	$383.3
Trade accounts receivable, less allowance for doubtful accounts of $5.0 and $4.2 as of December 31, 2011 and December 31, 2010, respectively	396.6	370.6
Other accounts receivable	42.5	51.4
Inventories	374.3	350.0
Deferred income taxes	39.4	40.6
Other current assets	19.2	22.4
Assets held for sale	—	93.1

Total current assets	1,287.8	1,311.4

Investment in associated companies	19.2	19.7

Plants, equipment and facilities, at cost	1,939.2	1,937.5
Less: accumulated depreciation	(824.7)	(811.3)

Net plant investment	1,114.5	1,126.2

Acquisition intangibles, net of accumulated amortization of $278.8 and $245.9 as of December 31, 2011 and December 31, 2010, respectively	303.4	347.0
Goodwill	675.7	685.7
Deferred income taxes	26.6	24.1
Other assets	109.5	88.5
Assets held for sale	—	71.3

Total assets	$3,536.7	$3,673.9

Liabilities
Accounts payable	$281.6	$263.6
Short-term borrowings	3.5	6.1
Accrued expenses	214.2	223.2
Income taxes payable	20.8	19.7
Deferred income taxes	1.8	3.1
Liabilities held for sale	—	63.9

Total current liabilities	521.9	579.6

Long-term debt	635.9	641.5
Pension and other postretirement benefit liabilities	337.4	364.2
Other noncurrent liabilities	271.1	272.8
Deferred income taxes	77.1	71.3
Liabilities held for sale	—	7.6

Stockholders’ equity
Preferred stock, 20,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $.01 par value per share, 150,000,000 shares authorized; issued 49,586,198 at 12/31/11 and 49,445,350 shares at 12/31/10	0.5	0.5
Additional paid-in capital	461.2	451.5
Retained earnings	1,476.4	1,293.0
Accumulated other comprehensive loss	(66.5)	(14.4)
Treasury stock, at cost, 4,077,360 shares in 2011 and 767 shares in 2010	(185.0)	—

Total Cytec Industries Inc. stockholders’ equity	1,686.6	1,730.6

Noncontrolling interests	6.7	6.3
Total equity	1,693.3	1,736.9

Total liabilities and stockholders’ equity	$3,536.7	$3,673.9

CYTEC INDUSTRIES INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOW

(Dollars in millions)

(Unaudited)

	Full Year Ended
	December 31,
	2011	2010
Cash flows provided by (used in) operating activities
Net Earnings	$210.9	$175.1
Earnings from discontinued operations	(42.5)	(30.3)

Earnings from continuing operations	168.4	144.8
Noncash items included in earnings from continuing operations:
Depreciation	96.6	85.6
Amortization	45.8	44.6
Share-based compensation	11.1	10.2
Deferred income taxes	22.6	18.5
Gain on sale of assets	(3.3)	(2.3)
Loss on early extinguishment of debt	0.3	0.8
Unrealized Loss/(Gain) on Derivative Instruments	2.1	(0.8)
Other	—	0.3
Changes in operating assets and liabilities (excluding effects of divestiture):
Trade accounts receivable	(38.8)	(39.0)
Other receivables	11.8	(6.2)
Inventories	(30.2)	(21.5)
Other assets	(3.8)	2.5
Accounts payable	22.9	41.1
Accrued expenses	(12.2)	29.6
Income taxes payable	(4.2)	4.0
Other liabilities	(54.1)	(72.5)

Net cash provided by operating activities of continuing operations	235.0	239.7
Net cash (used in) provided by operating activities of discontinued operations	(23.2)	39.1

Net cash provided by operating activities	211.8	278.8

Cash flows provided by (used in) investing activities:
Additions to plants, equipment and facilities	(116.5)	(115.6)
Net proceeds received on sale of assets	8.9	5.4

Net cash used in investing activities of continuing operations	(107.6)	(110.2)
Net cash provided by (used in) investing activities of discontinued operations	149.9	(15.3)

Net cash provided by (used in) investing activities	42.3	(125.5)

Cash flows provided by (used in) financing activities:
Payments on long-term debt	(5.9)	(34.3)
Change in short-term borrowings, net	(2.8)	(4.9)
Cash dividends	(27.1)	(3.8)
Proceeds from the exercise of stock options	8.1	20.5
Purchase of treasury stock	(196.1)	—
Excess tax benefits from share-based payment arrangements	1.5	2.9
Net cash settlement of cross currency swaps	—	(14.0)
Net proceeds on sale-leaseback arrangement	10.8	—

Net cash used in financing activities	(211.5)	(33.6)

Effect of currency rate changes on cash and cash equivalents	(10.1)	1.9

Increase in cash and cash equivalents	32.5	121.6

Cash and cash equivalents, beginning of period	383.3	261.7

Cash and cash equivalents, end of period	$415.8	$383.3

Reconciliation of GAAP and Non-GAAP Measures

Amounts in millions except per share amounts

Management believes that net earnings, basic and diluted earnings per share before special items, which are non-GAAP measurements, are meaningful to investors because they provide a view of the Company with respect to ongoing operating results. Special items represent significant charges or credits that are important to an understanding of the Company’s overall operating results in the periods presented. Such non-GAAP measurements are not recognized in accordance with generally accepted accounting principles (GAAP) and should not be viewed as an alternative to GAAP measures of performance.

Three Months Ended December 31, 2011
	Net Earnings	EPS
GAAP earnings from continuing operations	$42.6	$0.90
Less: Net earnings attributable to noncontrolling interests	1.0	0.02

Net earnings from continuing operations attributable to Cytec Industries Inc.	$41.6	$0.88
- Net restructuring charges	0.4	0.01
- Incremental accelerated depreciation related to sale of R&D facility in Stamford, CT.	0.4	0.01
- Environmental liability adjustments	(2.1)	(0.04)

Non-GAAP net earnings from continuing operations attributable to Cytec Industries Inc.	$40.3	$0.86

Three Months Ended December 31, 2010
	Net Earnings	EPS
GAAP earnings from continuing operations	$41.4	$0.82
Less: Net earnings attributable to noncontrolling interests	0.7	0.01

Net earnings from continuing operations attributable to Cytec Industries Inc.	$40.7	$0.81
- Net restructuring charge	0.7	0.01
- Environmental liability adjustments	2.9	0.06
- Tax benefit related to valuation allowance reversal	(9.7)	(0.19)

Non-GAAP net earnings from continuing operations attributable to Cytec Industries Inc.	$34.6	$0.69

Full Year Ended December 31, 2011
	Net Earnings	EPS*
GAAP earnings from continuing operations	$168.4	$3.43
Less: Net earnings attributable to noncontrolling interests	3.1	0.06

Net earnings from continuing operations attributable to Cytec Industries Inc.	$165.3	$3.37
- Net restructuring charges	14.9	0.30
- Gain on sale of land	(2.1)	(0.04)
- Incremental accelerated depreciation related to sale of R&D facility in Stamford, CT.	0.4	0.01
- Environmental liability adjustments	0.7	0.01

Non-GAAP net earnings from continuing operations attributable to Cytec Industries Inc.	$179.2	$3.66

* may not add due to rounding

Full Year Ended December 31, 2010
	Net Earnings	EPS
GAAP earnings from continuing operations	$144.8	$2.90
Less: Net earnings attributable to noncontrolling interests	2.8	0.05

Net earnings from continuing operations attributable to Cytec Industries Inc.	$142.0	$2.85
- Net restructuring charge	5.6	0.11
- Effect of Health Care Legislation on tax	8.3	0.16
- Environmental liability adjustments	2.9	0.06
- Tax benefit related to valuation allowance reversal	(9.7)	(0.19)

Non-GAAP net earnings from continuing operations attributable to Cytec Industries Inc.	$149.1	$2.99

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